Exhibit 3.1

PROMISSORY NOTE

DUE APRIL 30, 2020

Issue Date:	April 30, 2019
Principal:	$10,000,000.00

FOR VALUE RECEIVED, the undersigned, Ault Life Sciences Fund, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to Alzamend Neuro, Inc., a Delaware corporation with an address at 3802 Spectrum Blvd., Suite 112C, Tampa, FL 33612 (including any assignee, the “Company”), on April 30, 2020 (the “Due Date”), the principal amount of Fifteen Million Dollars ($15,000,000) in lawful money of the United States of America (the “Principal”) together with all accrued but unpaid interest.

1.           Interest. This Note shall not bear any interest.

2.           Method of Payment. Borrower may, from time to time in its sole and absolute discretion, pay all or a portion of the Principal in money of the United States that at the time of payment is legal tender for the payment of public and private debts. Borrower may, however, pay Principal by its check, subject to collection, or by wire transfer to the Company’s account. If less than the then outstanding Principal is paid, this Note shall be surrendered only for notation by the Borrower of the Principal payment made and returned to the Company.

3.           Borrower’s Covenants. Borrower covenants and agrees that from and after the date hereof and until the date of repayment in full of the Principal, it shall comply with the following covenants:

(a)       Payment of Principal. Borrower will pay the indebtedness evidenced by this Note according to its terms.

(b)       Maintenance of Existence and Conduct of Business. Borrower shall, and shall cause each of its subsidiaries to (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights; and (ii) continue to conduct its business so that such business may be properly and advantageously conducted.

(c)       Books and Records. Borrower shall, and shall cause each of its subsidiaries, to keep adequate books and records of account with respect to its business activities.

(d)       Insurance. Borrower shall, and shall cause each of its subsidiaries, if any, to maintain insurance policies insuring such risks as are customarily insured against by companies engaged in businesses and/or with property like those operated and/or owned or leased by the Borrower or any such subsidiaries, as the case may be, including but not limited to, insurance policies covering real property. All such policies are to be carried with reputable insurance carriers and shall be in such amounts as are customarily insured against by companies with similar assets and properties engaged in a similar business.

(e)       Compliance with Law. Borrower shall comply, and shall cause each of its subsidiaries, to comply in all material respects with all federal, state, local and foreign laws and regulations applicable to it or such subsidiaries which, if breached, would have a material adverse effect on the Borrower's or such subsidiaries' business, prospects, operations, properties, assets or condition (financial or otherwise).

(f)       Compliance with Applicable Securities Laws. Borrower shall file, and shall cause each of its subsidiaries, where applicable, to file all reports required to be filed by applicable securities laws and regulations, and such filings shall be accurate, timely filed and in full compliance with such securities laws and regulations, and the Borrower shall continue, and shall cause each of its subsidiaries, to be in full compliance with all applicable securities laws and regulations.

(g)       Compliance with Material Agreements, Leases, Licenses and Financial Obligations. Borrower and/or its subsidiaries’ and affiliates’ will remain in compliance with all material agreements, leases, licenses and financial obligations, and each of them shall be kept in full force and effect in accordance with their respective terms.

1

(h)       Taxes and Assessments. Borrower will and will cause all of its subsidiaries to (i) file all tax returns required to be filed under applicable law, (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon the Borrower or any of its subsidiaries, upon its income and profits or upon any properties belonging to it, before the date on which penalties attach, and (iii) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of its or of its subsidiaries’ properties.

(i)        Notice of Default. Borrower will give written notice to the Company of the occurrence of any Event of Default (as defined below) under this Note promptly upon the occurrence thereof.

(j)        Obligation to Continue Filing Public Reports and Maintain Exchange Listing. Borrower will not, without the prior written consent of the Company, take any action that will relieve it from its obligation to continue to file reports pursuant to the Exchange Act or any other applicable federal or state securities law.

4.           Reorganization of Borrower. If the Borrower is party to a merger, consolidation or a transaction in which it is not the surviving or continuing entity or transfers or leases all or substantially all its assets, the person who is the surviving or continuing entity or is the transferee or lessee of such assets shall assume the terms of this Note and the Principal.

5.           Events of Default. The occurrence or existence of any one or more of the following events or conditions (regardless of the reason) shall constitute an “Event of Default”:

(a)       Borrower shall fail to make any payment of Principal when due and payable or declared due and payable pursuant to the terms of this Note and such failure shall remain uncured for a period of ten (10) days thereafter;

(b)       Borrower shall fail at any time to be in material compliance with any of the covenants set forth in Section 3 of this Note, or shall fail at any time to be in material compliance with or neglect to perform, keep or observe any of the provisions of this Note to be complied with, performed, kept or observed by the Borrower and such failure shall remain uncured for a period of ten (10) days after notice thereof has been given by the Company to the Borrower;

(c)       Any representation or warranty made in this Note by the Borrower shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(d)       Any money judgment, writ or warrant of attachment, or similar process not covered by insurance exceeding Two Hundred Fifty Thousand ($250,000) Dollars in the aggregate shall be entered or filed against the Borrower or any of its subsidiaries or any of their properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) days;

(e)       Borrower or any of its subsidiaries shall make an assignment for the benefit of creditors or shall be unable to pay its debts as they become due for a period of ten (10) days;

(f)        Borrower’s shall be liquidated, dissolved, or other terminated;

(g)       Any material adverse change in the Borrower’s business, operations, assets, liabilities, prospects for repayment, properties, condition (financial or otherwise) or results of operations, or any of its subsidiaries, or any litigation or governmental proceeding or investigation brought or threatened against the Borrower or any of its subsidiaries, or any executive officer or key employee of the Borrower or any of its subsidiaries, which materially adversely affects the business, operations, assets, liabilities, prospects for repayment, properties, condition (financial or otherwise) or results of operations of the Borrower or any of its subsidiaries;

2

(h)       A case or proceeding shall have been commenced against the Borrower or any of its subsidiaries (each a “Proceeding Company”) in a court having competent jurisdiction seeking a decree or order in respect of a Proceeding Company (i) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of a Proceeding Company, or any of its properties; or (iii) ordering the winding-up or liquidation of the affairs of a Proceeding Company, and such case or proceeding shall remain unstayed or undismissed for a period of thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

(i)        A Proceeding Company shall (i) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; or (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or the taking of possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Proceeding Company, or any of its properties.

6.           Rights and Remedies upon an Event of Default. Upon the occurrence of any Event of Default, the Principal will be immediately due and payable in full and the Company at any time thereafter may at its option accelerate the maturity of the Principal. Upon the occurrence of any such Event of Default, the Company will have the following rights and remedies:

(a)       Remedies Cumulative, No Waiver. No right, power or remedy conferred upon or reserved to the Company by this Note is intended to be exclusive of any other right, power or remedy, but every such right, power and remedy will be cumulative and concurrent and will be in addition to any other right, power and remedy given hereunder or now or hereafter existing at law, in equity or by statute. No delay or omission by the Company to exercise any right, power or remedy accruing upon the occurrence of any Event of Default will exhaust or impair any such right, power or remedy or will be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Note to the Company may be exercised from time to time and as often as may be deemed expedient by the Company.

(b)       Late Payment Penalties; Default Interest. If the Principal has not been paid on or before the Due Date, without further notice to the Borrower, interest on the outstanding Principal shall begin to accrue at the rate of 18% per annum (the “Default Rate”) on the due date of the missed payment until the Borrower pays the Principal. In addition, as a penalty and not as interest, the Company will add an additional $100,000 to the principal amount of this Note.

(c)       Application of Remedies. Any or all proceeds resulting from the exercise of any or all the foregoing remedies will be applied as set forth below, or otherwise at the sole option of the Company

i.	First, to the costs and expenses, including reasonable attorneys’ fees, incurred by the Company relating to the exercise of its remedies;

ii.	Second, to the expenses of curing the default that has occurred, if the Company, in its reasonable discretion, incurs expenses to cure the default that has occurred, including maintaining the services of a monitor;

iii.	Third, to the payment of the Principal, including but not limited to the payment of accrued but unpaid interest, then to the principal;

iv.	Fourth, the remainder, if any, to the Borrower or to any other person lawfully thereunto entitled.

If any deficiency remains after the payments as set forth above, the Borrower shall remain liable to the Company for such deficiency.

7.           Miscellaneous.

(a)       Effect of Forbearance. No forbearance, indulgence, delay or failure to exercise any right or remedy by the Company with respect to this Note shall operate as a waiver or as an acquiescence in any default.

3

(b)       Effect of Single or Partial Exercise of Right. No single or partial exercise of any right or remedy by the Company shall preclude any other or further exercise thereof or any exercise of any other right or remedy by the Company.

(c)       Governing Law; Venue. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State. Any action, suit or proceeding in connection with this Note may be brought against the Borrower in a federal or state court of record located in New York County, New York, and the Borrower and the Company each agrees to submit to the personal jurisdiction of such court and waives any objection which either may have, based on improper venue or forum non conveniens, to the conduct of any proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it at the address referred to in Section 7(g) below and that service so made shall be deemed to be completed upon the earlier of actual receipt or five (5) days after the same shall have been posted to its address.

(d)       Headings. The headings and captions of the various paragraphs herein are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

(e)       Loss, Theft, Destruction or Mutilation. Upon receipt by the Borrower of evidence reasonably satisfactory to it of loss, theft, destruction or mutilation of this Note, the Borrower shall make and deliver or caused to be made and delivered to the Company a new Note of like date and tenor in lieu of this Note.

(f)       Modification of Note or Waiver of Terms. No modification or waiver of any of the provisions of this Note shall be effective unless in writing and signed by the Borrower and the Company and then only to the extent set forth in such writing, or shall any such modification or waiver be applicable except in the specific instance for which it is given. This Note may not be discharged orally but only in writing duly executed by the Company.

(g)       Notice. All offers, acceptances, notices, requests, demands and other communications under this Note shall be in writing and, except as otherwise provided in this Note, shall be deemed to have been given only: (i) when delivered in person; (ii) one (1) day after deposit with a nationally recognized overnight courier service; or, (iii) five (5) days after having been mailed by certified or registered mail prepaid, to the Parties at their respective addresses first set forth above, or at such other address as may be given in writing in future by either party to the other. Notice may also be given via electronic or facsimile transmission to a Party who provides such Party’s fax number or email address to the other Party and shall be deemed to have been given if receipt of such communication is confirmed by the recipient.

(h)       Transfer. This Note shall be transferable only on the books of the Borrower upon delivery thereof duly endorsed by the Company or by the Company’s duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of its authority shall be produced. Upon any registration of transfer, the Borrower shall deliver a new Note or Notes to the person entitled thereto. Notwithstanding the foregoing, the Borrower shall have no obligation to cause this Note to be transferred on its books to any person if, in the reasonable opinion of counsel to the Borrower, such transfer does not comply with the provisions of the Act and the rules and regulations thereunder and/or applicable state securities laws.

(i)       Presumptions. Borrower hereby represents and acknowledges that relating to the negotiation of this Note it has been represented by its own counsel, who has reviewed this Note and advised it as to the legal significance and consequences of entering into this Note and has participated in the drafting hereof. Therefore, this Note shall be construed without regard to any presumption or rule requiring that it be construed against any one party causing this Note or any part hereof to be drafted.

4

(j)       Waivers.

i.	Waiver of Trial by Jury. To the extent not prohibited by applicable law, BORROWER and COMPANY hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of any of THIS NOTE or any of the transactions contemplated herein, including contract claims, tort claims, breach of duty claims and all other common law or statutory claims. Each party recognizes and agrees that the foregoing waiver constitutes a material inducement for it to enter into this NOTE. Each party represents and warrants that it/HE has reviewed this waiver with its/HIS legal counsel and that it/HE knowingly and voluntarily waives its/HIS jury trial rights following consultation with legal counsel.

ii.	Successors and Assigns. This Note shall be binding upon the Borrower, its successors, assigns and transferees, and shall inure to the benefit of and be enforceable by the Company and the Company’s successors and assigns.

(k)       Severability. If one or more of the provisions or portions of this Note shall be deemed by any court or quasi-judicial authority to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability of the remaining provisions, or portions of provisions contained herein shall not in any way be affected or impaired thereby.

(l)       Gender. The use of the masculine pronouns or similar terms shall be deemed to include the feminine and neuter genders as well and vice versa and the use of the singular pronouns shall be deemed to include the plural as well and vice versa.

5

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed on its behalf by an officer thereunto duly authorized as of the date set forth above.

AULT LIFE SCIENCES FUND, LLC

By:	/s/ Milton C. Ault, III
Milton C. Ault, III, Authorized Person

6